Filing Pursuant to Rule 424(b)(2)
Registration Statement No. 333-61566

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 23, 2001)

57,767 SHARES

METROPOLITAN HEALTH NETWORKS, INC.

COMMON STOCK

     You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision .

     INVESTING IN METROPOLITAN HEALTH NETWORKS, INC. COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF OUR PROSPECTUS DATED OCTOBER 23, 2001 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

     We sold 57,767 shares of our Common Stock to Copira Investments, Inc. under the terms of this prospectus supplement. The common stock was purchased at a negotiated purchase price of $79,545 pursuant to the Stock Purchase Agreement described in the prospectus. In addition, we paid $5,568 in commissions on the sale of our common stock to GKN Securities Corp., as placement agent, in connection with this transaction. We will not pay any other compensation in conjunction with this sale of our common stock in addition to the arrangements discussed in our prospectus dated October 23, 2001. We have agreed to indemnify the placement agent against liabilities, including liabilities under the Securities Act of 1933.

Use of Proceeds

     The net proceeds to us from this offering will be $73,977. We plan to use the net proceeds for general corporate purposes, including working capital.

     Pending use of the net proceeds for any of these purposes, we may invest the net proceeds in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities or mortgage-backed securities guaranteed by federal agencies.